Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement of our reports dated May 9, 2018, relating to the fiscal year 2018 consolidated financial statements of CalAmp Corp. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of a new accounting standard) and the effectiveness of CalAmp Corp. and subsidiaries’ internal control over financial reporting appearing in the Annual Report on Form 10-K of CalAmp Corp. and subsidiaries for the fiscal year ended February 28, 2018.

/s/ Deloitte & Touche LLP

Costa Mesa, California

May 9, 2018